Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-41627 on Form S-3, and in Registration Statement Nos. 333-102882, 333-104768, 333-70450, 333-70452, 333-123558, and 333-150142 on Form S-8 of our reports dated February 26, 2009, relating to the financial statements and financial statement schedule of IDEX Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph related to a change in accounting for share-based payments as a result of adopting Financial Accounting Standards Board (FASB) Statement No. 123(R), Share Based Payment and a change in accounting for pension and other postretirement benefits as a result of adopting FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans) and the effectiveness of IDEX Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of IDEX Corporation for the year ended December 31, 2008.
/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Chicago, Illinois
February 26, 2009